EXHIBIT 10.21
FEDERAL NATIONAL MORTGAGE ASSOCIATION
ELECTIVE DEFERRED COMPENSATION PLAN
ARTICLE I
Establishment and Purpose
     1.1 Establishment. The Federal National Mortgage Association (the “Company”) established, effective as of December 20, 1978, a deferred compensation plan known as the Federal National Mortgage Association Executive Optional Deferred Compensation Plan (hereinafter referred to as the “Executive Plan”), and amended the Executive Plan as of November 1982. The Company amended and restated the Executive Plan, effective as of November 15, 1983. The amended and restated plan was designated the “Federal National Mortgage Association Optional Deferred Compensation Plan” (hereinafter referred to as the “Optional Plan”), which plan was further amended and restated, effective as of January 1, 1985. The Optional Plan was amended and restated in its entirety, effective for all purposes and in all respects as of September 16, 1986, as two plans. The amended and restated plans are designated the “Federal National Mortgage Association Career Deferred Compensation Plan” and the “Federal National Mortgage Association Elective Deferred Compensation Plan.” With respect to amounts elected to be deferred under the Optional Plan, as in effect prior to September 16, 1986, to a date prior to the “Retirement” of the “Participant” (as such terms were defined in such plan) making such election, the rights and obligations of the Company, such Participants and their beneficiaries shall be determined under the Federal National Mortgage Association Elective Deferred Compensation Plan. For all deferrals for Deferral Years after 1999, the rate of return for accounts relating to such deferrals will be based on the Participant’s choice among several hypothetical investment funds. If a Participant (other than an Inactive Participant) so elects on or after August 1, 2000, the rate of return on accounts relating to deferrals for Deferral Years prior to 2000, calculated beginning on the business day following the election, will be based on the Participant’s choice among several hypothetical investment funds and not on the Company’s cost of funds. For all deferral elections made for Deferral Years beginning in 2000 and thereafter and, if a
Amended Effective 11/15/2004

Participant has elected during the period established by the Committee for accounts relating to deferrals made before 2000, the rate of return on deferrals, calculated beginning as of January 1, 2000 will be based on the Participant’s choice among several hypothetical investment funds and not on the Company’s cost of funds. The terms and conditions of the Federal National Mortgage Association Elective Deferred Compensation Plan are set forth herein.
     1.2 Purpose. The purpose of the Federal National Mortgage Association Elective Deferred Compensation Plan is to attract and retain certain individuals of outstanding competence as employees or as members of the Board of Directors of the Company or both by permitting such individuals to elect to defer a portion of their compensation from the Company to a later date or event.
ARTICLE II
Definitions
     When used herein the following terms shall have the following meanings:
     2.1 “Award” shall mean the amount of money, if any, earned in accordance with the provisions of the Federal National Mortgage Association Annual Incentive Plan, the Portfolio Bonus Plan, the Multifamily Bonus Plan, the REO Bonus Plan and such other incentive and bonus plans designated by the Committee.
     2.2 “Board of Directors” shall mean the Board of Directors of the Company.
     2.3 “Committee” shall mean the Benefit Plans Committee provided for in Section 6.1.
     2.4 “Company” shall mean Federal National Mortgage Association.
     2.5 “Compensation” shall mean (i) in the case of an Executive, his or her regular basic salary, excluding any Awards or other forms of additional compensation and (ii) in the case of a Director, the annual retainer and all fees (excluding any reimbursed expenses) payable to such individual in his or her capacity as a member of the Board of Directors in any calendar year; provided, however, that in the case of an individual who becomes a Participant in accordance with Section 3.2(b), “Compensation” for the year in which such individual first becomes eligible to participate in the Plan shall mean only that Compensation of such individual payable with respect to the portion of the calendar year during which he or she was eligible to participate in the Plan.

     2.6 “Deferral Year” shall mean each calendar year as to which an election is made to defer Compensation or an Award, or both, in accordance with the provisions of Section 3.3 of the Plan.
     2.7 “Deemed Earnings” shall mean the deemed gain or loss with respect to the Deemed Investment Portfolio. The Deemed Earnings with respect to each investment option in a Deemed Investment Portfolio shall be determined by reference to the total actual return, net of applicable fees and expenses, on such investment option for the period in question.
     2.8 “Deemed Investment Portfolio” shall mean a hypothetical portfolio chosen by the Participant from among such investment options as the Executive Vice President and Chief Financial Officer, or his designee, may designate as available under the Plan.
     2.9 “Director” shall mean any member of the Board of Directors who receives Compensation in his or her capacity as a member of such Board of Directors.
     2.10 “Executive” shall mean any officer or other member of the management group of the Company who is among the top 15% of the most highly compensated Company employees and whose regular basic salary is at least equal to the minimum qualifying salary established each year by the Senior Vice President of Human Resources or his designee.
     2.11 “Inactive Participant” shall mean a Participant who, on August 1, 2000, is neither an employee nor a Director of the Company, and who has not deferred any Compensation or Award in any Deferral Year beginning after 1999.
     2.12 “Incentive Plan” shall mean the Federal National Mortgage Association Annual Incentive Plan, the Portfolio Bonus Plan, the Multifamily Bonus Plan, the REO Bonus Plan and such other incentive and bonus plans designated by the Committee.
     2.13 “Investment Administrator” shall mean the investment advisor with responsibility for administering the Deemed Investment Portfolio.
     2.14 “Participant” shall mean any Executive or Director who becomes a Participant in the Plan as provided in Section 3.2 of the Plan.
     2.15 “Plan” shall mean the Federal National Mortgage Association Elective Deferred Compensation Plan.
     2.16 “Retirement” shall mean (i) in the case of an Executive, separation from the employ of the Company either under conditions entitling him or her to an immediate annuity under the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil

Service Retirement Law or under the Civil Service Retirement Law, which ever is applicable to such Executive, or under conditions entitling him or her to long-term disability benefits under any disability payment plan paid for by the Company, including disability insurance, on account of the inability to perform service for the Company due to a physical or mental ailment and (ii) in the case a Director, any termination from the membership of the Board of Directors.
     2.17 “Termination of Service” shall mean, in the case of an Executive, termination of employment with the Company other than by reason of Retirement or death.
ARTICLE III
Eligibility and Participation
     3.1 Eligibility. All Executives and Directors shall be eligible to participate under the Plan.
     3.2 Participation.
          (a) An individual eligible to participate in the Plan under Section 3.1 may become a Participant for any calendar year by executing an irrevocable deferral election (on a form prescribed by the Committee) with respect to his or her Compensation for such calendar year or with respect to his or her Award to be paid during the next succeeding calendar year, or both. Except as provided in Sections 3.2(b) and 3.2(c), such election shall be executed on or before the fifth business day in December of the preceding calendar.
          (b) With respect to an individual who first becomes eligible to participate in the Plan under Section 3.1 after the beginning of a calendar year by reason of (i) the commencement of employment by the Company as an Executive, (ii) the promotion from a non-executive position to a position as an Executive or (iii) an election or appointment to the Board of Directors, such individual may become a Participant for the remainder of such year by executing an irrevocable deferral election (on a form prescribed by the Committee) with respect to his or her Compensation within thirty (30) days of the date such individual receives notice from the Company that he or she is eligible to participate after becoming an Executive or Director, as applicable.
          (c) An individual eligible to participate in the Plan under Section 3.1 who becomes a participant in an Incentive Plan after the beginning of a calendar year may, within thirty

(30) days of becoming a participant in such plan, execute an irrevocable deferral election (on a form prescribed by the Committee) with respect to his or her Award to be paid in the next succeeding calendar year. Such individual shall thereby become a Participant for the remainder of such year, if such individual is not already a Participant by virtue of having executed an irrevocable deferral election with respect to his Compensation for such year pursuant to Section 3.2(a) or 3.2(b).
     3.3 Deferral Election.
          (a) As a condition of participation under the Plan:
     (i) An Executive must agree to defer at least one thousand dollars ($1,000) of Compensation for each calendar year as to which such Executive elects to defer Compensation. The amount of Compensation deferred must be in increments of one thousand dollars ($1,000). The maximum amount that may be deferred for any calendar year under this Plan alone or in combination with the Federal National Mortgage Association Career Deferred Compensation Plan by a Participant who is an Executive is fifty percent (50%) of the Compensation (including any amount deferred under this Plan or the Federal National Mortgage Association Career Deferred Compensation Plan and any amount which, pursuant to the election of the Executive, the Company has contributed to any cash deferred arrangement qualified under Section 401(k) of the Internal Revenue Code) of such Participant for such calendar year.
     (ii) An Executive must agree to defer a specified percentage or dollar amount of his or her Award for each calendar year as to which such Executive elects to defer his or her Award. Such deferred amount may be determined as a fixed percentage of the Award, a percentage of the excess over a specified dollar amount, a specified maximum dollar amount or in such other manner as may be provided by the Committee from time to time. A Participant who is an Executive may elect to defer for any calendar year up to one hundred percent (100%) of the Award (including any amount deferred under this Plan) of such Participant for such calendar year.
     (iii) A Director must agree to defer at least an amount equal to twenty-five percent (25%) of Compensation for each calendar year as to which such Director elects to defer Compensation. The amount of Compensation deferred must be in increments of twenty-five (25%) of Compensation for such calendar year. A Participant who is a Director may elect to defer for any calendar year up to one hundred percent (100%) of the Compensation (including any amount deferred under this Plan) of such Participant for such calendar year.
          (b) An election made under this Plan with respect to Compensation shall relate only to Compensation for the succeeding calendar year, or to Compensation for the remainder of a calendar year if Section 3.2(b) applies, and a separate election must be made in order to defer Compensation during any subsequent year. In the event of a failure to make a timely election to defer as to Compensation for any year, no portion of the Participant’s Compensation for such year may be deferred under this Plan.
          (c) An election made under this Plan with respect to an Award shall relate only to an Award to be paid during the second succeeding calendar year, or to an Award to be paid during the first succeeding calendar year if Section 3.2(c) applies, and a separate election must be made in order to defer compensation during any subsequent year. In the event of a failure to make a timely election to defer as to an Award for any year, no portion of the Executive’s Award for such year may be deferred under this Plan.
          (d) Each deferral election under Section 3.2 shall (in accordance with Sections 5.2, 5.3, and 5.4) also designate:
     (i) the date or event after which payment is to commence, which shall be stated as the January of a given year or the January commensurate with or next following the event;
     (ii) the method of payment;
     (iii) for all deferral elections made for Deferral Years beginning in or after 2000, a Deemed Investment Portfolio; and
     (iv) the beneficiary to receive any payments if the Participant dies before receiving all amounts to which he or she is entitled under the Plan.
If the Participant fails to designate a Deemed Investment Portfolio as required under Sections 3.3(d)(iii) and 4.1(c), Participant’s deferral shall be allocated among the hypothetical investment options in accordance with the Participant’s most recent Deemed Investment Portfolio designation. If the Participant has not previously made a Deemed Investment Portfolio designation, the Participant’s deferral shall be allocated to the Advantus Money Market Portfolio (or the successor fund designated by the Chief Financial Officer of the Company or his or her designee), and the deferral shall remain allocated to such Portfolio until such time as the Participant changes the allocation under the procedures set forth in Section 4.1(c)(i).
ARTICLE IV
Participant’s Account
     4.1 Accounts.
          (a) The Company shall establish bookkeeping accounts to record the deferrals under this Plan. Each Participant shall have a separate account for each Deferral Year, and each account shall be increased and decreased as provided in this section.
          (b) During the Deferral Year, the Company shall credit each Participant’s account for that year as follows:
     (i) The amount of Compensation deferred under Section 3.2(a) by each Participant who is an Executive shall be credited to such Participant’s account on a biweekly basis, by crediting, at the end of each such biweekly period, one-twenty-sixth of the total annual deferral, or on such other basis as may be determined by the Chief Financial Officer of the Company. The amount of Compensation deferred under Section 3.2(b) by each Participant who is an Executive shall be credited to such Participant’s account on a biweekly basis, by crediting at the end of each such biweekly period of participation, an amount determined by dividing the total amount the Participant has elected to defer under Section 3.1 by the number of biweekly periods remaining in the calendar year at the time the Executive first became eligible to participate, or on such other basis as may be determined by the Chief Financial Officer of the Company. If as a result of participation in this plan, an Executive is prevented from electing the maximum deferral under the Federal National Mortgage Association Retirement Savings Plan for Employees (“RSP”) then an additional amount shall be credited to the account of such Participant who is an Executive as of December 31 of the Deferral Year, equal to the amount the

Company would have contributed as a match to the RSP for such Deferral Year with respect to Compensation deferred under Section 3.2 of this Plan had such Participant elected to make the maximum permissible Participant Contributions (as such term is used in the RSP) to such Retirement Savings Plan during the Deferral Year with respect to his or her Compensation deferred under Section 3.2 of this Plan.
     (ii) The amount of the Award deferred under Section 3.2(a) or 3.2(c) by each Participant who is an Executive shall be credited to such Participant’s account on the date such Award would have been paid to such Executive had its receipt not been deferred under the Plan.
     (iii) The amount of Compensation deferred under Section 3.2 by each Participant who is a Director shall be credited to such Participant’s account by a monthly crediting at the end of each month of an amount obtained by multiplying the amount of Compensation which would have been payable to such Participant in such amount (determined without regard to such Participant’s deferral election under Section 3.2) by the percentage of Compensation (25%, 50%, 75% or 100%) such Participant has elected to defer in the Deferral Year.
     (c) With respect to all accounts relating to deferrals for Deferral Years after 1999 and, if the Participant has elected during the period established by the Committee to have this Section 4.1(c) apply, for accounts relating to deferrals for Deferral Years prior to 2000:
     (i) A Participant shall designate a Deemed Investment Portfolio, and shall allocate, the amount credited to his or her account As a result of deferral elections among the hypothetical investment options offered for inclusion in a Deemed Investment Portfolio. A Participant shall so designate a Deemed Investment Portfolio by directly contacting the Investment Administrator. A Participant may change such allocation at any time by notice to the Investment Administrator, in accordance with such procedures as may be established by the Investment Administrator.

     (ii) The Participant’s accounts to which this Section 4.1(c) applies shall be adjusted periodically for Deemed Earnings, beginning January 1, 2000.
     (iii) A Participant’s account (reduced in accordance with Section 4.1(e)) shall continue to be adjusted in accordance with this Section 4.1(c) during (A) any installment payment period which may have been elected by the Participant under Section 5.3(a), (B) any installment payment period in connection with a financial hardship withdrawal approved by the Committee pursuant to Section 5.3(b) or 5.5(c), and (C) the period following the Participant’s death but prior to the payment of the balance of the Participant’s accounts pursuant to Section 5.4.
     (iv) If a Participant elects to have this Section 4.1(c) apply to an account relating to a deferral for any Deferral Year prior to 2000, such election must apply to the Participant’s accounts for all such Deferral Years in this Plan and in the Federal National Mortgage Association Career Deferred Compensation Plan. Notwithstanding the foregoing, such election shall not apply to the Participant’s account for Deferral Year 1981 or 1982 if such account is subject to a fixed, permanent rate of return, unless the Participant signs a special agreement specified by the Committee applying the election to such account.
     (d) For any deferrals for Deferral Years prior to 2000 for which a Participant has not elected during the period established by the Committee to have Section 4.1(c) apply:
     (i) The amount determined in Sections 4.1(b)(i) and 4.1(b)(ii) (for each Participant who is an Executive) or Section 4.1(b)(iii) (for each Participant who is a Director), as the case may be, shall be increased as of the last day of any month during the Deferral Year by the amount obtained by multiplying the account balance as of the first day of such month by one-twelfth of the rate equivalent to the average annual percent cost of money borrowed by the Company through issuance of debentures (having a maturity of one year or longer) in the first three quarters of the year preceding the Deferral Year.
     (ii) The rate established in Section 4.1(d)(i) above shall remain in effect for the Deferral Year. For all years subsequent to the Deferral Year, the rate will be readjusted annually and will be determined by calculating the average annual percent cost of money borrowed by the Company through the issuance of debentures (having a maturity of one year or longer) for the twelve-month period immediately preceding the year with respect to which the interest rate will be effective.
     (iii) In all years following the Deferral Year, the Participant’s account will be increased as of the last day of each month by an amount equal to the account balance as of the first day of such month multiplied by one-twelfth of the rate as established under Section 4.1(d)(ii) for that year. A Participant’s account (reduced in accordance with Section 4.1(e)) shall continue to be increased in accordance with this Section 4.1(d) during any installment payment period which may have been elected by the Participant under Section 5.3(a) or approved by the Committee under Sections 5.3(b) or 5.4.
          (e) The Participant’s account shall be reduced by any payments made to the Participant, his or her beneficiary, estate or representative. If Section 4.1(c) applies to such account, each payment shall be made from the Participant’s account on a pro rata basis from among the hypothetical investments designated for such account by the Participant under Section 4.1(c)(i). If Section 4.1(c) does not apply to such account, each payment shall be made from the account maintained as set forth above in Section 4.1(d).
          (f) In the event that, as a result of participation in this Plan by any Participant who is an Executive, the benefits payable to him or her under the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law (the “Retirement Plan”) or any other qualified plan sponsored by the Company under which benefits are determined by reference to the rate of salary paid to such Participant during a specified period of time preceding such Participant’s retirement are lower than the benefits which would have been payable to such Participant had he or she not been a Participant in the Plan, then the Company shall make monthly payments to the Participant, or, if applicable, to his or her beneficiary entitled to receive benefits under such Retirement Plan or other qualified plan, of an amount equal to such reduction. With respect to any non-qualified employee benefit or welfare plans sponsored by the Company under which the amount of any benefit is based on the rate of salary paid to an employee, a Participant’s rate of salary for the purposes of such non-qualified employee benefit or welfare plan shall include any amount of Compensation deferred under this Plan but not any Award, unless otherwise specifically provided in such plan.
     4.2 Funding Prohibitions. All entries in a Participant’s account shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company’s unsecured promise to pay any amounts hereunder. All payments to be made under the Plan shall be paid from the general funds of the Company. Participants and their beneficiaries shall have no right, title or interest in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. All such assets shall be the property solely of the Company and shall be subject to the claims of the Company’s unsecured general creditors. To the extent a Participant or any other person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company and such person shall have only the unsecured promise of the Company that such payments shall be made.
ARTICLE V
Payment
     5.1 Payment of Account. Payment of amounts credited to a Participant’s account shall be made in the manner and at the time or times specified herein. All payments shall be made by Company check. The normal payment schedule will consist of one payment in January of each year.
     5.2 Commencement of Payment. When the Participant makes the deferral election under Section 3.2 for a Deferral Year, he or she shall also elect the time at which payment of the amounts credited to the account established for such Deferral Year shall commence. The earliest time a Participant may elect to have payment commence shall be the January following the Deferral Year. Such election of the time of commencement of payment of an amount credited to the account established for a Deferral Year may be changed by the Participant, provided that such change is made at least twelve months before the commencement of any payment from such account and that the commencement of any payment specified in such change is at least twelve months from the date of such change. Any such change of the time of commencement of payment shall be made in the manner specified by the Committee. Payment of amounts credited to such account shall commence in the January coincident with or next following the date or event specified by the Participant in such election, or, if changed, in the most recent change pursuant to this Section 5.2.
     5.3 Method of Payment.
          (a) The Participant shall elect to have the balance of each of his or her accounts paid out in one of the following methods: (1) a single lump sum; (2) annual installments over a period of years (selected by the Participant) not to exceed 15; or (3) an initial installment of an amount specified by the Participant followed by annual installments over a period of years not to exceed 15 and commencing in a year selected by the Participant. Annual installments will be calculated by dividing the balance of the account at the end of the prior year by the number of installments remaining to be paid.
          (b) When the Participant makes the deferral election under Section 3.2 for a Deferral Year, he or she shall also elect the method of payment for the account established for such Deferral Year. Such election of payment method for a Deferral Year may be changed by the Participant, provided that such change is made at least twelve months before the commencement of any payment from such account. Any such change of the payment method shall be made in the manner specified by the Committee. Payment of amounts credited to such account shall commence in the January coincident with or next following the date or event specified by the Participant in such election, or, if changed, in the most recent change pursuant to this Section 5.2. Notwithstanding any other provision of the Plan to the contrary, a Participant or beneficiary may withdraw an amount from one or more of his or her accounts upon a finding by the Benefit Plans Committee (or, as provided in Section 6.1, the Compensation Committee of the Board of Directors) in its sole discretion (i) that an unanticipated emergency that is caused by an event beyond the control of such Participant or beneficiary has occurred and that such emergency would result in severe financial hardship to such Participant or beneficiary if early withdrawal were not permitted, or (ii) that the continued participation of a Participant who is employed by the federal government or that of a state or municipality creates a serious hardship for the Participant because of the conflict of interest or ethics rules of such government. The amount that may be withdrawn pursuant to clause (i) above shall not exceed the amount necessary to meet such financial hardship as determined by the Benefit Plans Committee (or the Compensation Committee) in its sole discretion. The entire balance in the Participant’s accounts may be withdrawn pursuant to clause (ii) above. The Benefit Plans Committee (or the Compensation Committee) shall have the right to require such Participant or beneficiary to submit such documentation as it deems appropriate for the purpose of determining the existence, cause and extent of such hardship.
     5.4 Payment on Death
          (a) Notwithstanding any provisions of the Plan to the contrary, in the event of the death of any Participant, the balance in each of the Participant’s accounts shall be paid to the Participant’s beneficiary in a single lump sum payment within thirty (30) days after the date of such death.
          (b) Each Participant shall designate a beneficiary to whom any balance in each account under this Plan shall be payable on his or her death. A Participant may also designate an alternate beneficiary to receive such payment in the event that the designated beneficiary cannot receive payment for any reason. In the event no designated or alternate beneficiary can receive such payment for any reason, payment will be made to the Participant’s surviving spouse, if any, or if the Participant has not surviving spouse, then to the following beneficiaries if then living in the following order of priority: (i) to the Participant’s children (including adopted children and stepchildren) in equal shares, (ii) to the Participant’s parents in equal shares, (iii) to the Participant’s brothers and sisters in equal shares, and (iv) to the Participant’s estate. Each Participant may at any time change any beneficiary designation. A change of beneficiary designation must be made in writing and delivered to the Committee or its delegate for such purposes. The interest of any beneficiary who dies before the Participant will terminate unless otherwise specified by the Participant.
     5.5 Payment on Retirement or Termination of Service.
          (a) Upon a Participant’s Retirement, payments from the Participant’s accounts will be made as the Participant specified in the deferral election, pursuant to Section 3.3(d), or if changed, in the most recent change pursuant to Section 5.2 or 5.3.
          (b) Upon the Termination of Service of a Participant who is an Executive, the balance in each of such Participant’s account(s) shall be paid to the Participant in a single lump sum payment in the January following Termination of Service, unless, in the case of a Participant’s accounts for Deferral Years after 1996, the Participant has elected not to have the foregoing lump sum payment provision apply in his or her deferral election(s), or, in the case of a Participant’s accounts for Deferral Years prior to 1997, the Participant has elected in writing, on or before August 16, 1996, not to have the foregoing lump sum payment provision apply, but to have payments from his or her accounts made as he or she specified in his or her deferral elections pursuant to Section 3.3(d). In the event of such an election by a Participant with respect to accounts for Deferral Years prior to 1997, any reference to “retirement” in the Participant’s deferral elections with respect to such Deferral Years shall be deemed to refer to the earliest date on which the Participant could have retired and become entitled to an immediate annuity under the Federal National Mortgage Association Retirement Plan For Employees Not Covered Under Civil Service Retirement Law or under the Civil Service Retirement Law, whichever is applicable, had such Participant continued in the employ of the Company until such date. An election made pursuant to this Section 5.5(b) may be changed by the Participant, provided that such change is made at least twelve months prior to any payment from the account or accounts in question. Any change of election shall be made in the manner specified by the Committee.
          (c) Notwithstanding Sections 5.5(a) and (b) above, a Participant may withdraw an amount from one or more of his or her accounts prior to the January following his or her Termination of Service upon a finding by the Benefit Plans Committee (or, as provided in Section 6.1, the Compensation Committee of the Board of Directors) in its sole discretion that (i) an unanticipated emergency that is caused by an event beyond the control of such Participant has occurred and that such emergency would result in severe financial hardship to such Participant or beneficiary if early withdrawal were not permitted or (ii) the continued participation of a Participant who is employed by the federal government or that of a state or municipality creates a serious hardship for the Participant because of the conflict of interest or ethics rules of such government. The amount that may be withdrawn pursuant to clause (i) above shall not exceed the amount necessary to meet such financial hardship as determined by the Benefit Plans Committee (or the Compensation Committee) in its sole discretion. The entire balance in the Participant’s accounts may be withdrawn pursuant to clause (ii) above. The Benefit Plans Committee (or the Compensation Committee) shall have the right to require such Participant to submit such documentation as it seems appropriate for the purpose of determining the existence, cause, and extent of such hardship.

ARTICLE VI
Administration
     6.1 Administration. The Plan shall be administered by the Benefit Plans Committee; provided, however, that all decisions affecting officers having the title of Executive Vice President or a higher ranking title shall be made by the Compensation Committee of the Board of Directors. The Benefit Plans Committee shall consist of not less than three and not more than seven persons, each of whom shall be appointed by, shall remain in office at the will of, and may be removed (with or without cause) by the Board of Directors of the Company. The Benefit Plans Committee shall have all powers necessary to carry out the provisions of the Plan, including, without reservation, the power to delegate administrative matters to other persons and to interpret the Plan in a manner consistent with its express provisions.
ARTICLE VII
Miscellaneous
     7.1 Termination of Plan. The Company may at any time by action of its Board of Directors terminate this Plan. Upon termination of the Plan, no further deferrals will be permitted, and the Participant’s Compensation will be restored on a non-deferred basis. Each Participant’s accounts as they then exist will be maintained, credited and paid pursuant to the provisions of this Plan and the Participant’s elections.
     7.2 Amendment. The Company may at any time amend this Plan in any respect, (i) in the case of amendments which have a material effect on the cost to the Company of maintaining the Plan, by action of its Board of Directors or, (ii) with respect to any other amendments, by action of the Committee; provided, however, that no such amendment shall adversely affect the rights of Participants or their beneficiaries to any amounts credited to the Participant’s accounts with respect to any Deferral Year which has commenced prior to the adoption of any such amendment.
     7.3 No Alienation of Benefits. To the extent permitted by law, Participants and beneficiaries shall not have the right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber otherwise convey the right to receive any payments under this Plan, and any payments under this Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
     7.4 No Rights to Continued Employment. Nothing contained herein shall be construed as conferring upon an Executive the right to continue in the employ of the Company as an Executive or in any other capacity, or as conferring upon a Director the right to continue as a member of the Board of Directors.
     7.5 Headings. The headings of paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of the Plan.
     7.6 Applicable Law. The Plan shall be construed and administered under the laws of the District of Columbia.
     7.7 Plan Frozen as of December 31, 2004. On November 15, 2004, the Plan was divided into two plans: the legacy Plan (now referred to as the Fannie Mae Elective Deferred Compensation Plan I or EDC I) and the Fannie Mae Elective Deferred Compensation Plan II (the “EDC II”). As a result, the provisions of the Plan are effective as of December 31, 2004 only with respect to Compensation and Awards under the Plan that were fully earned and vested on or prior to December 31, 2004 and not materially modified after October 4, 2004 (“Grandfathered Amounts”). Such Grandfathered Amounts shall be administered and distributed pursuant to the terms of the Plan, subject only to such amendments, if any, as do not constitute a “material modification” for purposes of Treas. Regs. §1.409A-6(a)(4). Such Grandfathered Amounts are intended to be grandfathered for purposes of Section 409A of the Internal Revenue Code (the “Code”) and therefore exempt from Section 409A of the Code. In determining what amounts were earned and vested as of December 31, 2004, the rules of Treas. Regs. § 1.409A-6(a)(3) will apply. For the avoidance of doubt, no deferrals of any Compensation or Award shall be permitted under the Plan after December 31, 2004 except for the continued deferral of any Grandfathered Amounts consistent with the requirements of Section 409A of the Code.
          The EDC II is intended to comply with the requirements of Section 409A of the Code, including the transition relief provisions thereunder, and shall be construed consistent with that intent. Deferrals made after December 31, 2004 shall be made under the EDC II and the rights and obligations of the Company, such Participants and their beneficiaries with respect to such deferrals shall be determined under the EDC II.